                                               --------------------------------
                                                         OMB APPROVAL
                                               --------------------------------
                                               OMB Number:             3235-0145
                                               Expires:        December 31, 1997
                                               Estimated average burden
                                               hours per response  . . .   14.90
                                               --------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. ______________)*


                         OpenVision Technologies, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                  683716 10 4
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                               Page 1 of 5 Pages

CUSIP NO.  683716 10 4             SCHEDULE 13G        PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON
          Geoffrey W. Squire
          SS# YK 58 00 36 B (UK Resident)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    803,750
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   803,750
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          803,750
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  683716 10 4                                        Page 3 of 5 Pages

ITEM 1.
         (a)     Name of Issuer                 OpenVision Technologies, Inc.

         (b)     Address of Issuer's
                 Principal Executive Offices    7133 Koll Center Parkway
                                                Pleasanton, CA 94566


ITEM 2.
         (a)     Name of Person Filing          Geoffrey W. Squire

         (b)     Address of Principal Business Office or, if none, Residence

                                                OpenVision Technologies, Inc.
                                                Yorktown House
                                                8 Frimley Road
                                                Camberley, Surrey
                                                United Kingdom GU153HS

         (c)     Citizenship                    United Kingdom

         (d)     Title of Class of Securities   Common Stock

         (e)     CUSIP Number                   683716 10 4

ITEM 3.                                         Not Applicable

ITEM 4.          OWNERSHIP
         (a)     Amount Beneficially Owned      803,750*

         (b)     Percent of Class               5.2%

         (c)     Number of shares as to which such person has:

                   (i) sole power to vote or to
                       direct the vote                     803,750*

                  (ii) shared power to vote or to
                       direct the vote                     0

                 (iii) sole power to dispose or
                       direct the disposition of           803,750*

                  (iv) shared power to dispose or
                       direct the disposition of           0

      * Includes 210,683 shares subject to a repurchase option by OpenVision. Mr. Squire is President, Chief Executive officer and a director of OpenVision.

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR
                 LESS OF A CLASS                           Not Applicable

ITEM 6.          OWNERSHIP OF MORE THAN FIVE
                 PERCENT ON BEHALF OF ANOTHER PERSON.      Not Applicable

CUSIP No.  683716 10 4                                      Page 4 of 5 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                 COMPANY.                          Not Applicable


ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                                                   Not Applicable

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP
                                                   Not Applicable

ITEM 10.         CERTIFICATION
                                                   Not Applicable

CUSIP No.  683716 10 4                                      Page 5 of 5 Pages



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February 13, 1997
                                          ------------------------------------
                                          Date


                                          /s/ GEOFFREY W. SQUIRE
                                          ------------------------------------
                                          Signature


                                          Geoffrey W. Squire
                                          ------------------------------------
                                          Name/Title